                       DiVall Income Properties 3, L.P.

                                QUARTERLY NEWS

--------------------------------------------------------------------------------

A publication of The Provo Group, Inc.               FOURTH QUARTER 1999


Status of a Sale

As we reported last quarter, many events beyond our control made a sale to Milwaukee Street Partners, LLC unlikely. As suspected, the contract was terminated. As the closing date approached, Milwaukee Street Partners was unable and/or unwilling to close on all five properties. The Partnership was unwilling to close on the sale of less than all of the properties because that was never our understanding of the business deal. We continue to believe that a partial sale is not the most efficient or cost effective means of liquidating the Partnership's assets.
(See insert for information regarding the tender offer).

What Now?

We continue to mail out information about the portfolio to prospective buyers. In fact, we have had several interested parties contact our offices already this year. Ideally, we will find a buyer in the next 6 months, and close on the sale by year-end. Please keep in mind, however that while we continue to pursue a final sale and dissolution within this time frame ... it could take longer. Meanwhile, your assets are healthy, your earnings are stable and the Partnership's costs are under control.


================================================================================

What's Inside:

Advisory Board Nominations............................................   Page 2
     I didn't receive the nomination forms?
Distribution Highlights...............................................   Page 2
     Distributions on target for the year
Income & Cash Flow Highlights.........................................   Page 3
     No vacancies & no delinquencies!
Question & Answers....................................................   Page 3

MSP Tender Offer & Comments.................................See Enclosed Letter
                                                               from Bruce Provo
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Page 2                                  DiVall 3                          4 Q 99


Advisory Board

No, we didn't forget .... restructuring of the Advisory Board, (the "Board") is back on the front burner after being temporarily on hold. Nomination materials promised in the last Quarterly News were intentionally withheld because the anticipated sale of DiVall 3 would have eliminated its representative from the Board. When that didn't happen, the current Board agreed to a new alignment that should remain viable under all future circumstances. The panel to be selected in March will include a DiVall 2 limited partner with the same basic qualifications as before. Most significant is ownership of at least 50 partnership units that originally sold for $1,000 each. The other limited partner will have dual representation for as long as DiVall 3 remains unsold. Qualifications include ownership of units in BOTH partnerships, a minimum of 25 units in DiVall 2 and 50 units in DiVall 3.

As on previous Boards, the third member will be chosen from among professional stock brokers familiar with the partnerships. Experience has shown that limited partners interested in serving on the Board almost always nominate themselves. Also, not many unit holders are aware of the eligibility and interest of other investors. For that reason, and to economize on printing and postage, applications will be sent only to those who currently qualify for one of the two
                          ----
limited partner positions. Partners who wish to nominate an investor other than themselves may obtain the necessary materials by calling 1-800-547-7686.

                     -------------------------------------
                            Distribution Highlights

 .    5.71% (approx.) annualized return from operations and other sources based on $3,500,000 (estimated net asset value as of December 31, 1998).

 .    $50,000 total amount distributed for the Fourth Quarter 1999 which was
     $10,000 less than projected.

 .    $250,000 was distributed for the entire year consistent with 1999's projections.

 . $2.92 per unit (approx.) for the Fourth Quarter 1999 from cash flow from operations.

 .    $693.00 to $529.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (April 1992), respectively. [NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.]

Page 3                                  DiVall 3                    4 Q 99


Statements of Income and Cash Flow Highlights

 .    Revenues were 3% higher than anticipated.

 .    There was an 17% increase in "total" expenses from projections.

 .    Expenses were higher than projection due to legal fees. These fees primarily revolve around the liquidation ...preparing the contract, reviewing proposed changes, obtaining due diligence materials, responding to the buyer's request for information and so forth. All of these activities were done in good faith based on the contract we received and should be of continuing benefit for future sales contracts.


================================================================================

                              Questions & Answers

1.   What is the net unit value as of December 31, 1999?

     Management is currently calculating the new net unit value. The valuation letters will be mailed on or before February 25, 2000

2.   When will I receive my 1999 Schedule K-1?

     The Schedule K-1s will also be mailed on or before February 25, 2000.





 For questions or additional information, please contact Investor Relations at:
                       1-800-547-7686  or  1-816-421-7444

                All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.
                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105
                               (FAX 816-221-2130)
                       E-Mail:  jbiggs@theprovogroup.com
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
------------------------------------------------------------------------------------------------------------------------

                                                  DIVALL INCOME PROPERTIES 3 L.P.
                                            STATEMENTS OF INCOME AND CASH FLOW CHANGES
                                        FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 1999

------------------------------------------------------------------------------------------------------------------------

                                                                             PROJECTED          ACTUAL         VARIANCE
                                                                             -------------------------------------------
                                                                                4TH               4TH
                                                                              QUARTER           QUARTER          BETTER
    OPERATING REVENUES                                                        12/31/99         12/31/99          (WORSE)
                                                                             ---------         --------          ------
      Rental income                                                          $ 105,601        $ 106,695       $   1,094
      Interest income                                                            6,040            5,890            (150)
      Other income                                                                   0            2,683           2,683
                                                                             ---------        ---------       ---------
    TOTAL OPERATING REVENUES                                                 $ 111,641        $ 115,268       $   3,627
                                                                             ---------        ---------       ---------
    OPERATING EXPENSES
      Insurance                                                              $   1,017        $     819       $     198
      Management fees                                                           16,695           16,260             435
      Overhead allowance                                                         1,347            1,329              18
      Advisory Board                                                             4,300            2,600           1,700
      Administrative                                                             5,445            2,083           3,362
      Professional services                                                      3,060            2,605             455
      Auditing                                                                   9,650            8,650           1,000
      Legal                                                                      1,800           19,697         (17,897)
      Defaulted tenants                                                            300                0             300
                                                                             ---------        ---------       ---------
    TOTAL OPERATING EXPENSES                                                 $  43,614        $  54,043        ($10,429)
                                                                             ---------        ---------       ---------
    INVESTIGATION AND RESTORATION EXPENSES                                   $     300        $     107       $     193
                                                                             ---------        ---------       ---------
    NON-OPERATING EXPENSES
      Depreciation                                                           $  16,324        $  16,323       $       1
      Amortization                                                                 446              446              (0)
                                                                             ---------        ---------       ---------
    TOTAL NON-OPERATING EXPENSES                                             $  16,770        $ $16,769       $       1
                                                                             ---------        ---------       ---------
    TOTAL EXPENSES                                                           $  60,684        $ $70,919        ($10,235)
                                                                             ---------        ---------       ---------
    NET INCOME                                                               $  50,957        $  44,349         ($6,608)

    OPERATING CASH RECONCILIATION:                                                                             VARIANCE
                                                                                                              ---------
      Depreciation and amortization                                             16,770           16,769              (1)
      Recovery of amounts previously written off                                     0           (2,683)         (2,683)
      (Increase) Decrease in current assets                                    (10,307)         (11,347)         (1,040)
      Increase (Decrease) in current liabilities                                (6,958)           1,125           8,083
      (Increase) Decrease in cash reserved for payables                          6,754           (1,700)         (8,454)
      Advance from/(to) future cash flows for current distributions              5,000            5,000               0
                                                                             ---------        ---------       ---------
    Net Cash Provided From Operating Activities                              $  62,216        $  51,513        ($10,703)
                                                                             ---------        ---------       ---------
  CASH FLOWS FROM (USED IN) INVESTING
      AND FINANCING ACTIVITIES
      Recoveries from former general partners                                        0            2,683           2,683
                                                                             ---------        ---------       ---------
    Net Cash Provided from Investing And Financing
      Activities                                                             $       0        $   2,683       $   2,683
                                                                             ---------        ---------       ---------

    Total Cash Flow For Quarter                                              $  62,216        $  54,196         ($8,020)

    Cash Balance Beginning of Period                                           249,330          256,413           7,083
    Less 3rd quarter distributions paid 11/99                                  (60,000)         (50,000)         10,000
    Change in cash reserved for payables or distributions                      (11,754)          (3,300)          8,454
                                                                             ---------        ---------       ---------
    Cash Balance End of Period                                               $ 239,792        $ 257,309       $  17,517


    Cash reserved for 4th quarter L.P. distributions                           (60,000)         (55,000)          5,000
    Cash advanced from (reserved for) future distributions                           0                0               0
    Cash reserved for payment of payables                                      (18,791)         (72,500)        (53,709)
                                                                             ---------         --------       ---------
    Unrestricted Cash Balance End of Period                                  $ 161,001         $129,809        ($31,192)
                                                                             =========         ========       =========
------------------------------------------------------------------------------------------------------------------------
                                                                             PROJECTED         ACTUAL          VARIANCE
                                                                             -------------------------------------------
 *  Quarterly Distribution                                                   $  60,000          $50,000        ($10,000)
    Mailing Date                                                               2/15/00        (enclosed)              -
------------------------------------------------------------------------------------------------------------------------
*   Refer to distribution letter for detail of quarterly distribution.

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[LOGO OF THE PROVOGROUP]

PROJECTIONS FOR
DISCUSSIONS PURPOSES

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                             1999 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO  (Note 1)

                                ---------------------------- ---------------------------------------  ---------------------------
                                          REAL ESTATE                       EQUIPMENT                           TOTALS
                                ---------------------------- ---------------------------------------  ---------------------------
                                            ANNUAL             LEASE               ANNUAL
                                             BASE      %     EXPIRATION            LEASE        %
-------------------------------                                                                                   ANNUAL      %
CONCEPT          LOCATION         COST       RENT     YIELD    DATE       COST    RECEIPTS    RETURN    COST     RECEIPTS  RETURN
------------------------------- ---------------------------- ---------------------------------------  ---------------------------
APPLEBEE'S     PITTSBURGH, PA      891,333  116,040   13.02%              290,469              0.00%  1,239,896   116,040   9.36%
    "                "                                                     58,094              0.00%

DENNY'S        CO SPRINGS, CO      580,183   77,460   13.35%              210,976       0      0.00%    791,159    77,460   9.79%
DENNY'S        ENGLEWOOD, CO       213,211   35,880   16.83%              210,976                       424,187    35,880   8.46%

HARDEE'S  (3)  ST. FRANCIS, WI   1,194,381   92,000    7.70%       (2)    369,688       0      0.00%  1,648,569    92,000   5.58%
    "                "                                             (2)     84,500       0      0.00%

HARDEE'S  (3)  OAK CREEK, WI     1,341,906   88,000    6.56%       (2)    482,078       0      0.00%  1,929,472    88,000   4.56%
    "                "                                             (2)    105,488       0      0.00%

------------------------------- ---------------------------- ---------------------------------------  ---------------------------
------------------------------- ----------------------------           -----------------------------  ---------------------------
PORTFOLIO TOTAL (5 Properties)   4,221,014  409,380    9.70%            1,812,269       0      0.00%  6,033,283   409,380   6.79%
------------------------------- ----------------------------           -----------------------------  ---------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.